                                                                     EXHIBIT 5.1

                               February 26, 2001


Bank of America Mortgage Securities, Inc.
201 North Tryon Street
Charlotte, North Carolina  28255

Ladies and Gentlemen:

          We have acted as your counsel in connection with the registration statement filed with the Securities and Exchange Commission (the "Commission") on February 26, 2001, pursuant to the Securities Act of 1933, as amended (the "Act"), the "Registration Statement"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by Bank of America Mortgage Securities, Inc. (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee to be identified in the Prospectus Supplement for such Series of Certificates (a "Trustee"), and a servicer (the "Servicer") or a master servicer (the "Master Servicer") to be identified in the Prospectus Supplement for such Series of Certificates. A form of Pooling and Servicing Agreement is incorporated by reference from an exhibit to the registration statement on Form S-3 (File No. 333-67267). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

          We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, we are of the opinion that:

          1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Servicer or Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the Company in

Bank of America Mortgage Securities, Inc.         -2-         February 26, 2001

               accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforcement is sought in a proceeding at law or in equity); and

          2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Servicer or Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                              Very truly yours,